Exhibit 10.22

Summary of Compensation Payable to Named Executive Officers

The Compensation Committee of the Board of Directors of Yahoo! Inc. approved the annual base salaries (effective January 1, 2006) of Yahoo!’s executive officers for 2006.  The following table shows the annual base salary for 2006 of our Chief Executive Officer and four most highly compensated other executive officers (based on their total annual salary and bonus compensation during 2005), also referred to as the Named Executive Officers.

Name and Principal Position	Salary*
Terry S. Semel		**
Chairman and Chief Executive Officer

Susan Decker	$500,000
Executive Vice President, Finance and Administration, and Chief Financial Officer

Daniel L. Rosensweig	$500,000
Chief Operating Officer

Farzad Nazem	$450,000
Chief Technical Officer and Executive Vice President, Engineering and Site Operations

Michael J. Callahan	$325,000
Senior Vice President, General Counsel and Secretary

In addition to receiving base salary, Yahoo!’s Named Executive Officers are eligible to receive an annual bonus based on individual performance and Yahoo!’s overall achievement of its financial plan.

Equity compensation plan grants to Yahoo!’s Named Executive Officers are reported on Form 4 filings with the Securities and Exchange Commission.

*                                         Mr. Callahan’s base salary increased from $300,000 to $325,000.  The base salaries for Ms. Decker, and for Messrs. Rosensweig and Nazem, did not increase from the level in effect for 2005.

**                                  Mr. Semel’s 2006 rate of base salary has not yet been determined by the Compensation Committee.  He is currently paid at his 2005 rate of base salary, $600,000.